Aflac Incorporated Form 8-K
EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES FOURTH QUARTER RESULTS,
2013 EPS SLIGHTLY ABOVE GUIDANCE AND OBJECTIVE,
AFFIRMS 2014 OPERATING EPS TARGET,
DECLARES FIRST QUARTER CASH DIVIDEND

COLUMBUS, Georgia - February 4, 2014 - Aflac Incorporated today reported its fourth quarter results.

Reflecting the weaker yen/dollar exchange rate, total revenues fell 9.0% to $5.8 billion during the fourth quarter of 2013, compared with $6.4 billion in the fourth quarter of 2012. Net earnings were $675 million, or $1.45 per diluted share, compared with $581 million, or $1.24 per share, a year ago.

Net earnings in the fourth quarter of 2013 included after-tax net realized investment gains of $6 million, or $.01 per diluted share, compared with net after-tax losses of $111 million, or $.23 per diluted share, a year ago. After-tax realized investment losses from securities transactions in the quarter were $9 million, or $.02 per diluted share. On an after-tax basis, impairments were $88 million in the quarter, or $.19 per diluted share. On an after-tax basis, hedging costs related to certain dollar investments of Aflac Japan were $5 million in the quarter, or $.01 per diluted share. Realized after-tax net investment gains from other derivative and hedging activities in the quarter were $108 million, or $.23 per diluted share. In addition, net earnings benefited from other and nonrecurring items of $18 million, or $.04 per diluted share.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations, inclusive of interest cash flows associated with notes payable, before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items. Aflac's derivative activities primarily include: foreign currency, interest rate and credit default swaps in variable interest entities that are consolidated; foreign currency swaps associated with certain senior notes and the company’s subordinated debentures; foreign currency forwards used in hedging foreign exchange risk and interest rate swaptions used in hedging interest rate risk on U.S. dollar-denominated securities in Aflac Japan's portfolio; and foreign currency forwards and options used to hedge certain portions of forecasted cash flows denominated in yen. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items, tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with the company’s insurance operations, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.

Furthermore, because a significant portion of Aflac's business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for certain transactions that include the Aflac Japan dollar investment program, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency as a financial reporting issue and not as an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac's financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

The average yen/dollar exchange rate in the fourth quarter of 2013 was 100.54, or 19.5% weaker than the average rate of 80.93 in the fourth quarter of 2012. Operating earnings in the fourth quarter were $651 million, compared with $697 million in the fourth quarter of 2012. Operating earnings per diluted share in the quarter declined from $1.48 a year ago to $1.40. The weaker yen/dollar exchange rate decreased operating earnings per diluted share by $.18 for the fourth quarter. Excluding the impact from the weaker yen, operating earnings per diluted share increased 6.8%.

Results for the full year were also suppressed because the yen weakened by 18.2% to 97.54, from 79.81 a year ago. Total revenues were down 5.6% to $23.9 billion, compared with $25.4 billion a year ago. Net earnings were $3.2 billion, or $6.76 per diluted share, compared with $2.9 billion, or $6.11 per diluted share, in 2012. Operating earnings for the full year were $2.9 billion, or $6.18 per diluted share, compared with $3.1 billion, or $6.60 per diluted share, in 2012. Excluding the negative impact of $.76 per share from the weaker yen, operating earnings per diluted share rose 5.2% for the year.

Total investments and cash at the end of December 2013 were $108.5 billion, compared with $106.7 billion at September 30, 2013.

In the fourth quarter, Aflac repurchased $502 million, or 7.6 million shares, of its common stock. For the full year, the company purchased $800 million, or 13.2 million of its shares. At the end of December, the company had 49.2 million shares available for purchase under its share repurchase authorizations.

Shareholders’ equity was $14.6 billion, or $31.82 per share, at December 31, 2013, compared with $14.7 billion, or $31.47 per share, at September 30, 2013. Shareholders’ equity at the end of the fourth quarter included a net unrealized gain on investment securities and derivatives of $1.0 billion, compared with a net unrealized gain of $135 million at the end of September 2013. The annualized return on average shareholders’ equity in the fourth quarter was 18.4%. On an operating basis (excluding total net realized investment gains/losses in net earnings, unrealized investment gains/losses, and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 18.5% for the fourth quarter, or 22.4%, excluding the impact of the yen.

AFLAC JAPAN

In yen terms, Aflac Japan’s premium income rose 2.3% in the fourth quarter. Net investment income increased 15.7%. Investment income growth was magnified by the weaker yen/dollar exchange rate because approximately 45% of Aflac Japan’s fourth quarter investment income was dollar-denominated, compared with 34% a year ago. Total revenues were up 4.1% in the fourth quarter. The pretax operating profit margin increased in the fourth quarter to 19.9% from 17.7% in the prior year. Pretax operating earnings in yen increased 16.9%. For the year, premium income in yen increased 6.8%, and net investment income rose 13.9%. Total revenues in yen were up 7.8%, and pretax operating earnings grew 13.6%.

Aflac Japan’s growth rates in dollar terms for the fourth quarter and full year were suppressed as a result of the weaker yen/dollar exchange rate. Premium income decreased 17.3% to $3.6 billion in the fourth quarter. Net investment income was down 6.5% to $665 million. Total revenues decreased 15.9% to $4.3 billion. Pretax operating earnings declined 5.9% to $853 million. For the year, premium income was $15.0 billion, or 12.7% lower than a year ago. Net investment income fell 6.8% to $2.7 billion. Total revenues were down 11.8% to $17.7 billion. Pretax operating earnings were $3.6 billion, or 7.1% lower than a year ago.

In the fourth quarter, total new annualized premium sales fell 33.3% to ¥32.9 billion, or $327 million. Third sector sales, which include cancer and medical products, increased 15.7% in the quarter. As expected, sales of the first sector WAYS product declined sharply in the fourth quarter, leading to a 59.5% decrease in bank channel sales.

For the full year, new annualized premium sales were down 29.1% to ¥149.3 billion, or $1.5 billion, and third sector sales increased 4.0%.

AFLAC U.S.

Aflac U.S. premium income increased 2.0% to $1.3 billion in the fourth quarter. Net investment income was up 2.0% to $159 million. Total revenues increased 1.4% to $1.4 billion. The pretax operating profit margin decreased to 14.2% from 14.6% a year ago, reflecting a higher benefit ratio, which was partially offset by improvement in the expense ratio. Pretax operating earnings were $205 million, a decrease of 1.3% for the quarter. For the year, total revenues were up 2.9% to $5.8 billion, and premium income rose 3.1% to $5.2 billion. Net investment income increased 3.2% to $632 million. Pretax operating earnings were $1.0 billion, 4.1% higher than a year ago.

Aflac U.S. total new annualized premium sales decreased 10.4% in the quarter to $397 million. Additionally, persistency in the quarter was 76.8%, compared with 77.1% a year ago. For the year, total new sales declined 4.3% to $1.4 billion.

DIVIDEND

The board of directors declared the first quarter cash dividend. The first quarter dividend of $.37 per share is payable on March 3, 2014, to shareholders of record at the close of business on February 14, 2014.

OUTLOOK

Commenting on the company’s fourth quarter and full year results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are very pleased with Aflac’s financial performance for both the quarter and year. As the year progressed, operating earnings per diluted share were better than expected, and we finished the year slightly ahead of our expectation for operating earnings to increase 5%, excluding the impact of the yen.

“Aflac Japan produced solid results for both the quarter and the year. Sales of our third sector products were at the high end of our sales target range in 2013, primarily reflecting a positive response to our EVER medical product and the advertising we created to promote it. Consistent with our expectations, Aflac Japan’s new annualized premium sales in the fourth quarter and for the year were down significantly following the repricing of first sector products in April. However, we remain pleased with our expanded distribution system. Our agreement with Japan Post Holdings, which was announced in July 2013, further demonstrates the overall strength of the Aflac brand, our reputation for quality customer service, and the value our products provide.

“From a financial perspective, Aflac U.S. continued to perform well for the quarter and for the full year. However, we remain disappointed with sales growth in the United States. With more than 90% of our accounts coming through the small business market, continued low levels of optimism have prompted small employers to remain guarded in their hiring outlook, which limits our universe of potential new policyholders. Additionally, ongoing uncertainties around health care reform implementation have prompted many businesses and consumers to defer decisions related to health care coverage. However, we believe the need for our products remains very strong and we continue to work on helping our distribution reach more employers, both small and large. At the same time, we seek opportunities to leverage our strong brand and relevant product portfolio in the evolving health care environment.

“Overall, we were pleased with our investment results in 2013, especially in light of the low-yield environment in both Japan and the U.S. We position ourselves first to ensure we meet our policyholder obligations. We then seek to achieve a high degree of confidence in allocating capital to our shareholders while also pursuing investment strategies that enhance our overall income growth. As anticipated, our decision to allocate more of our investment portfolio to JGBs in the second half of 2013 suppressed our new money yields. However, our average new money yield of 2.47% was slightly higher than our 2012 results. Based on our current capital position and market outlook, we have resumed purchasing U.S. dollar securities for Aflac Japan’s portfolio within ranges consistent with our strategic asset allocation plans and product needs.  We will continue to evaluate the allocation strategy based on investment market dynamics and capital, making tactical changes consistent with our outlook.

“We remain committed to maintaining strong capital ratios on behalf of our policyholders and bondholders. We had conveyed that our goal was to end 2013 with a risk-based capital (RBC) ratio in the range of 500% to 600%. Although we have not yet finalized our statutory financial statements, we estimate our 2013 RBC ratio will exceed 750%. Additionally, we expect that Aflac Japan’s estimated solvency margin ratio (SMR) at year-end also exceeded 750%, which is an improvement over the SMR at September 30, 2013, of 732% and is well above our objective for 2013.

“As we have said for many years, when it comes to deploying capital, we still believe that growing the cash dividend and repurchasing our shares are the most attractive means, and those are avenues we will continue to pursue. In 2013, we repurchased $800 million, or 13.2 million of our shares, which is consistent with what we had communicated. Additionally, as we indicated last quarter, we increased the cash dividend 5.7%, effective with the fourth quarter. This marks the 31st consecutive year in which we’ve increased the cash dividend.

“As we look ahead to 2014 sales opportunities, we expect Aflac U.S. sales to be flat to up 5%. We expect Aflac Japan sales of third sector cancer and medical products to be up 2% to 7%.

“I want to reiterate that our primary financial objective for 2014 is to increase operating earnings per diluted share 2% to 5% on a currency neutral basis. As we communicated last quarter, our 2014 EPS will benefit significantly from increased share repurchase activities, but will also be challenged by several headwinds. Those include a difficult low-interest-rate environment in Japan, sizeable expenditures in both Japan and the U.S. to enhance our operational infrastructure, and an increase in Japan’s consumption tax, rising from 5% to 8% starting in April 2014. It is important to note that absent certain headwinds and tailwinds, our 2014 EPS growth rate objective would have been comparable with our 2013 EPS growth rate. As we look to the future, we anticipate the headwinds we face in 2014 will diminish significantly in 2015. We continue to believe we are well-positioned in the two best insurance markets in the world.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For nearly six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leading provider of voluntary insurance. In Japan, Aflac is the number one life insurance company in terms of individual policies in force. Aflac individual and group insurance products help provide protection to more than 50 million people worldwide. For seven consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World's Most Ethical Companies. In 2014, FORTUNE magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 16th consecutive year. Also, in 2013, FORTUNE magazine included Aflac on its list of Most Admired Companies for the 12th time, ranking the company number one in the life and health insurance category. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com or espanol.aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com, as well as a complete listing of Aflac’s investment holdings in the financial sector that includes separate listings of the company’s sovereign and financial investments in both perpetual and peripheral Eurozone securities.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Wednesday, February 5, 2014.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2013	2012	% Change
Total revenues	$5,801	$6,375	(9.0)%
Benefits and claims	3,396	3,989	(14.9)
Total acquisition and operating expenses	1,377	1,506	(8.6)
Earnings before income taxes	1,028	880	16.9
Income taxes	353	299
Net earnings	$675	$581	16.1%
Net earnings per share – basic	$1.46	$1.24	17.7%
Net earnings per share – diluted	1.45	1.24	16.9
Shares used to compute earnings per share (000):
Basic	462,058	467,364	(1.1)%
Diluted	465,505	470,291	(1.0)
Dividends paid per share	$.37	$.35	5.7%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2013	2012	% Change
Total revenues	$23,939	$25,364	(5.6)%
Benefits and claims	13,813	15,330	(9.9)
Total acquisition and operating expenses	5,310	5,732	(7.4)
Earnings before income taxes	4,816	4,302	11.9
Income taxes	1,658	1,436
Net earnings	$3,158	$2,866	10.2%
Net earnings per share – basic	$6.80	$6.14	10.7%
Net earnings per share – diluted	6.76	6.11	10.6
Shares used to compute earnings per share (000):
Basic	464,502	466,868	(.5)%
Diluted	467,408	469,287	(.4)
Dividends paid per share	$1.42	$1.34	6.0%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

DECEMBER 31,	2013	2012	% Change
Assets:
Total investments and cash	$108,459	$118,219	(8.3)%
Deferred policy acquisition costs	8,798	9,658	(8.9)
Other assets	4,050	3,217	25.9
Total assets	$121,307	$131,094	(7.5)%
Liabilities and shareholders’ equity:
Policy liabilities	$89,402	$97,720	(8.5)%
Notes payable	4,897	4,352	12.5
Other liabilities	12,388	13,044	(5.0)
Shareholders’ equity	14,620	15,978	(8.5)
Total liabilities and shareholders’ equity	$121,307	$131,094	(7.5)%
Shares outstanding at end of period (000)	459,413	467,786	(1.8)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2013	2012	% Change
Operating earnings	$651	$697	(6.8)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(97)	(141)
Hedge costs related to foreign currency investments	(5)	(3)
Impact of other derivative/hedging activities	108	33
Other and non-recurring income (loss)	18	(5)
Net earnings	$675	$581	16.1%

Operating earnings per diluted share	$1.40	$1.48	(5.4)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(.21)	(.29)
Hedge costs related to foreign currency investments	(.01)	(.01)
Impact of other derivative/hedging activities	.23	.07
Other and non-recurring income (loss)	.04	(.01)
Net earnings per diluted share	$1.45	$1.24	16.9%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2013	2012	% Change
Operating earnings	$2,887	$3,097	(6.8)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	41	(326)
Hedge costs related to foreign currency investments	(17)	(5)
Impact of other derivative/hedging activities	229	105
Other and non-recurring income (loss)	18	(5)
Net earnings	$3,158	$2,866	10.2%

Operating earnings per diluted share	$6.18	$6.60	(6.4)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.09	(.69)
Hedge costs related to foreign currency investments	(.04)	(.01)
Impact of other derivative/hedging activities	.49	.22
Other and non-recurring income (loss)	.04	(.01)
Net earnings per diluted share	$6.76	$6.11	10.6%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED DECEMBER 31, 2013	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(13.0)%	2.5%
Net investment income	(5.7)	4.4
Total benefits and expenses	(13.1)	2.0
Operating earnings	(6.8)	5.4
Operating earnings per diluted share	(5.4)	6.8

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

TWELVE MONTHS ENDED DECEMBER 31, 2013	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(9.1)%	5.9%
Net investment income	(5.2)	4.4
Total benefits and expenses	(9.2)	5.6
Operating earnings	(6.8)	4.7
Operating earnings per diluted share	(6.4)	5.2

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2014 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2013			Yen Impact
95	$6.40	-	6.58	3.6	-	6.5%	$.09
97.54*	6.31	-	6.49	2.1	-	5.0	—
100	6.22	-	6.40	.6	-	3.6	(.09)
105	6.06	-	6.24	(1.9)	-	1.0	(.25)
110	5.91	-	6.09	(4.4)	-	(1.5)	(.40)
*Actual 2013 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and credit downgrades of securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac's investment in perpetual securities; differing judgments applied to investment valuations; significant valuation judgments in determination of amount of impairments taken on our investments; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular single-issuer or sector; concentration of business in Japan; increased derivative activities; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries' ability to pay dividends to Aflac Incorporated; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; decreases in our financial strength or debt ratings; ability to continue to develop and implement improvements in information technology systems; interruption in telecommunications, information technology, and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; changes in U.S. and/or Japanese accounting standards; failure to comply with restrictions on patient privacy and information security; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, acts of terrorism and damage incidental to such events; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact - Robin Y. Wilkey, 706.596.3264 or 800.235.2667, FAX: 706.324.6330 or rwilkey@aflac.com
Media contact - Laura Kane, 706.593.0786, FAX: 706.320.2288, or lkane@aflac.com